Exhibit 99.1

Press Release

Contact: Tracy Egan
704.849.0860 x106

POKERTEK ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

Matthews, NC – September 3, 2009: PokerTek, the industry pioneer and worldwide leader in automated poker tables, announced today that it had entered into agreements to sell 686,090 shares of common stock to accredited investors at an aggregate purchase price of $500,000.

Lyle Berman, Chairman of PokerTek’s Board of Directors, participated in the private placement purchasing 328,947 shares at $0.76, the consolidated closing bid price immediately preceding the transaction.

"We are pleased to announce this new investment,” said Mark Roberson, PokerTek's Acting Chief Executive Officer and Chief Financial Officer. “Along with the ICP investment we announced a few weeks ago, this transaction represents another significant step to strengthen our balance sheet and provide additional working capital as we continue to pursue our growth initiatives for both PokerPro and Heads-Up Challenge.”

The certificates for the shares, which will be issued as promptly as practicable, will bear a restrictive legend reflecting the private placement nature of the transaction. PokerTek is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, in issuing the shares provided by Section 4(6) and Rule 506 under the Act.

The 686,090 shares of common stock sold in this offering represent approximately 5.6% of the Company’s total outstanding common shares.

About PokerTek:
PokerTek, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets products for the gaming and amusement industries. PokerTek developed PokerPro automated poker tables and related software applications to increase revenue, reduce expenses and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free. Heads-Up Challenge is a two-player table that allows bars and restaurant patrons to compete head-to-head in various games for amusement purposes, increases earnings for game operators and provides patrons unique and challenging on-site entertainment. Both products are installed worldwide. For more information, please visit the company's website at www.PokerTek.com or contact Tracy Egan at 704.849.0860 x106.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by gaming properties and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

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